Exhibit 99.1

Athira Pharma Mourns the Loss of Chair of Board of Directors,

Tadataka Yamada, M.D.

BOTHELL, WA, August 5, 2021 — Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira”), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and stop neurodegeneration, mourns the passing of Tadataka “Tachi” Yamada, M.D., the chair of the company’s board of directors.

“Yesterday, we unexpectedly lost our dear friend, Tachi,” said Mark Litton, Ph.D., MBA, Chief Operating Officer at Athira. “He was a distinguished scientist and brilliant physician who made countless contributions to the fields of science and medicine. We are truly grateful for his dedication to Athira and his support of our work. On behalf of our board and management team, we extend our deepest sympathies, strength and courage to Tachi’s family and friends during this difficult time. It has been an honor and a privilege to work alongside him and he will be missed.”

Tadataka Yamada, M.D., served on Athira’s board of directors since June 2019 and as the chair of the company’s board of directors since January 2020. Dr. Yamada was also a venture partner at Frazier Healthcare and co-founder of, and served on the board of directors for, Phathom Pharmaceuticals, Passage Bio, Scout Bio, and Outpost Medicine. Dr. Yamada also served as chair of the board of directors at the Clinton Health Access Initiative and was a member of the Council of the National Academy of Medicine. He was also a fellow of the Imperial College of Medicine, a master of the American College of Physicians, a fellow of the Royal College of Physicians, a member of the American Academy of Arts and Sciences and a past-president of the American Gastroenterological Association and the Association of American Physicians. Previously, Dr. Yamada served on the board of Agilent Technologies, Inc. and held executive leadership roles at Takeda Pharmaceuticals, the Bill and Melinda Gates Foundation, GlaxoSmithKline, and at the University of Michigan in Ann Arbor.

Dr. Yamada received his M.D. from New York University School of Medicine in 1971 and a B.A. in history from Stanford University 1967. In recognition of his contributions to medicine and science he was elected to membership in the National Academy of Medicine (U.S.), the Academy of Medical Sciences (U.K.) and the National Academy of Medicine (Mexico). He was awarded the Order of the Rising Sun, Gold and Silver Star by the Government of Japan, received an honorary appointment as Knight Commander of the Most Excellent Order of the British Empire (KBE), and was conferred the degree of D.Sc. h.c. from five universities. He was also the recipient of numerous awards including the Distinguished Achievement Award in Gastrointestinal Physiology from the American Physiological Society, the Friedenwald Medal from the American Gastroenterological Association, and the Watanabe Prize in Translational Research from Indiana University and Eli Lilly & Co.

About Athira Pharma, Inc.

Athira, headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and stop neurodegeneration. We aim to provide rapid cognitive improvement and alter the course of neurological diseases with our novel mechanism of action. Athira is currently advancing its lead therapeutic candidate, ATH-1017, a novel small molecule for Alzheimer’s and Parkinson’s dementia. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

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Investor & Media Contact:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219